Exhibit 99.3

SIRVA, Inc.

Calculation of Return on Incremental Invested Capital

Return on incremental invested capital is calculated by dividing earnings before interest less income taxes, excluding equity-based compensation expense and debt extinguishment costs associated with our 2003 initial public offering, for the preceding four quarters in the numerator by the change in the rolling average invested capital for the previous 13-month period compared to the prior 13-month rolling average invested capital in the denominator.  Invested capital is defined as total debt, less the mortgage warehouse and relocation financing facilities, plus equity.

Rolling 4-quarter earnings before interest and tax @ June 30, 2003 (1)	104,938
Rolling 4-quarter earnings before interest and tax @ June 30, 2004 (2)	141,586
Incremental earnings before interest and tax	36,648

Rolling 13-month average invested capital @ June 30, 2003	811,224
Rolling 13-month average invested capital @ June 30, 2004	909,921
Incremental invested capital	98,697

(1) excludes $2,149 of equity-based compensation expense

(2) excludes $38,153 of debt extinguishment and $2,315 of equity-based compensation expense

Incremental earnings before interest and tax				36,648		Pre-Tax
Incremental invested capital				98,697	=	37.1%

Tax rate - rolling 4-quarter average:			Tax	Pre-Tax Income		Rate
Q1 2004 - Q2 2004			11,949	35,908		33.3%
Q3 2003 - Q4 2003			7,243	21,447		33.8%
Total			19,192	57,355		33.5%
						After-Tax
Pre-tax return of	37.1%	x	1 - Tax rate	66.5%		= 24.7%